Re:

Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to Enterra Energy Trust, a conventional oil and gas trust governed by the laws of the Province of Alberta (the “Trust”), in connection with a Registration Statement on Form S-8 relating to the sale by the Trust from time to time of up to (i) 636,667 Trust Units of the Trust (the “Units”), initially issuable upon the exercise of options granted pursuant to the Trust’s Trust Unit Option Plan and (ii) 4,404,492 Units granted pursuant to the Trust’s Restricted Unit and Performance Unit Incentive Plan (together, the “Plans”).  The number of Trust Units reserved for issuance pursuant to the Plans, together with any other compensation plan, may not exceed 10% of the outstanding Trust Units calculated on an undiluted basis at any given time.

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies.  I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to my opinions, I have relied upon certificates of officers of the Trust and of public officials.

Based on the foregoing, I am of the opinion that the Units have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

I am licensed to practice law only in the Province of Alberta and this opinion is based solely on the laws of the Province of Alberta, and the federal laws of Canada applicable therein, as in effect on the date of the issuance of the Units and the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Validity of Units” in the Prospectus constituting part of the Registration Statement.

Dated:  September 18, 2006

Very truly yours,

“Laurelle Funk”

Laurelle Funk

Solicitor